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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

                        Date of Report: December 20, 2004

                                   uWink, Inc.
             (Exact name of registrant as specified in its charter)

            Utah                     000-29217                   87-0412110
      ----------------              ------------              ---------------
      (State or other               (Commission                (IRS Employer
jurisdiction of incorporation)      File Number)              Identification)


             5443 Beethoven Street Los Angeles, California    90066
             ---------------------------------------------  ----------
                (Address of principal executive offices)    (Zip Code)

       Registrant's telephone number, including area code: (310) 827-6900

                                 Not Applicable
                (Former name or former address, if changed since
                                 last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

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Section 1 - Registrant's Business and Operation

Item 1.01.  Entry into a Material Definitive Agreement

         On Monday December 13, 2005, the registrant prepared and submitted an Asset Purchase Agreement ("APA") dated December 10, 2004 by and between Sega Gameworks LLC, as debtor and debtor in possession under Case No. LA 04-15404-BB in the United States Bankruptcy Court for the Central District of California, Los Angeles Division ("the Court") and the registrant. This APA was prepared in contemplation of an auction to be held on December 15, 2004 to sell the assets of Sega Gameworks ("the Sega Assets") in accordance with Section 363 of the Bankruptcy Code. The APA contains a purchase price for the assets of Sega Gameworks in an amount equal to Six Million One Hundred Fifty Thousand Dollars ($6,150,000). Concurrent with the submission of the APA, the registrant placed an earnest money deposit equal to ten percent (10%) of the purchase price into a segregated trust account maintained by the counsel of Sega Gameworks in an amount equal to six hundred fifteen thousand dollars ($615,000).

         In order to finance the possible acquisition of the Sega Assets by the registrant, the registrant agreed to and accepted a Commitment Letter dated December 13, 2004 from Mellon HBV Alternative Strategies, LLC ("Mellon HBV"). The transactions contemplated by the Commitment Letter are expressly subject to the consummation of the acquisition of the Sega Assets by the registrant. Upon the terms and subject to the conditions contained in the Commitment Letter, Mellon HBV agreed to provide a revolving credit facility for Four Million Dollars ($4,000,000) at an interest rate of LIBOR plus 600 basis points for thirty six months. The revolving credit facility will be secured by substantially all of the assets of the registrant.

         Mellon HBV also agreed to provide between Six Million and Eight Million Dollars ($6,000,000-8,000,000) of equity financing. Fifty percent of the equity investment will be made in shares of a newly-created class of Series A Convertible Preferred Stock of the Company at a purchase price of $1.66 per share. Fifty percent of the equity investment will be made in shares of common stock of the Company at a purchase price of $1.18 per share. Additionally, a five year warrant shall be issued providing for the purchase of 631,118 additional shares of Common Stock at an exercise price of $0.36 per share (the "Warrant"). The Warrant shall not be exercisable until the first anniversary of the closing of the purchase of the assets of Sega Gameworks. After giving effect to the transactions contemplated hereby, the Series A Preferred and Common Stock to be acquired by Mellon HBV shall constitute 45% (determined on an "as converted basis") of the outstanding voting capital stock of the Company on a fully-diluted basis (assuming an aggregate investment of $6,000,000).

         In connection with the agreement and acceptance by the registrant of the Commitment Letter, the registrant issued a Promissory Note with a face value of Four Hundred Five Thousand Dollars ($405,000) with an interest rate equal to six percent (6%) per annum to Mellon HBV related to the earnest money deposit referred to above. Principal and any accrued but unpaid interest under this Note shall be due and payable as follows: $100,000 of the principal shall be due and payable on December 20, 2004, and the remaining principal and any accrued but unpaid interest under this Note shall be due and payable upon the termination of the Commitment Letter in accordance with its terms.

         On Wednesday December 15, 2004 the registrant participated in the auction of the Sega Assets. In spite of being the highest bidder at the auction by in excess of $1.2 million, the counsel for the creditor judged the bid of the registrant to be an inferior bid and deemed SS Entertainment USA, a subsidiary of Sega Corporation, to be the winning bidder. Sega Corporation is a large creditor and a joint venture partner of Sega Gameworks. The registrant has been deemed to be the back-up bidder pursuant to a sales procedure order of the Court. The registrant is obligated to purchase the assets as the back-up bidder for a period of 30 days from the date of a sale hearing by the Court which is scheduled to take place on January 6, 2005.

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         In the event that SS Entertainment USA fails to complete the purchase of the Sega assets Gameworks, the registrant would become the prevailing party in the auction and purchase the assets at the last bid qualified by the auctioneer. The last bid qualified by the auctioneer was Seven Million Eight Hundred Twenty Five Thousand Dollars ($7,825,000).

         The registrant reserved its right to contest the outcome. The registrant has consulted counsel regarding the filing of an opposition motion to vacate the sale proceeding and reopen the auction.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

         EX-1.1 ANNEX A TO THE COMMITMENT LETTER (Summary of Terms for Proposed Equity Financing);
         EX-1.2 ANNEX B TO THE COMMITMENT LETTER (Summary of Terms for Debt Financing);
         EX-1.3 Promissory Note dated December 13, 2005 in the amount of $405,000 to Mellon HBV Alternative Strategies, LLC; and
         EX-3 COMMITMENT LETTER FOR A REVOLVING CREDIT FACILITY AND EQUITY INVESTMENT;
         EX-10 Asset Purchase Agreement dated December 10, 2004 between uWink, Inc and Sega Gameworks LLC.


                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 21, 2004                    uWink, Inc.
       -----------------

                                            By:

                                            /s/ Nolan Bushnell
                                            -----------------------
                                            Nolan K. Bushnell
                                            Chief Executive Officer